COX TECHNOLOGIES, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


         THIS NON-QUALIFIED STOCK OPTION AGREEMENT ("Option Agreement"), dated as of the 10th day of March, 2000, is by and between Cox Technologies, Inc., an Arizona corporation (the "Company"), and the undersigned (the "Optionee"):

         WHEREAS, the Company and the Optionee have entered into a Consulting Agreement, dated of even date herewith, that provides for the grant of an option to purchase shares of the Company's common stock to the Optionee in connection with his engagement as a consultant to the Company; and

         WHEREAS, the Company and the Optionee have reached certain agreements with regard to the foregoing transaction, all upon the terms and conditions more particularly described herein.

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

         1. Grant of Option. The Company hereby grants to the Optionee an option to purchase a total of 300,000 shares of common stock of the Company (the "Shares") at an exercise price of $1.25 per share (the "Option"). The Option is not intended to be an incentive stock option described in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Option Agreement shall be construed to implement that intent.

         2. Vesting of Option. Subject to such limitations and restrictions as are provided in this Option Agreement, the Option is fully vested and is exercisable immediately upon grant.

         3. Expiration Date. The Optionee's rights under this Option Agreement shall expire ten (10) years from the date hereof.

         4. Exercise upon Death. The Option of an Optionee who dies before the Option has been exercised as to all vested Shares, may be exercised by the Optionee's estate or by the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Optionee.

         5. Method of Exercise. The Option shall be exercised by the tender of cash, or, at the discretion of the Company, by delivery of shares of Common Stock already owned by Optionee or a combination of cash or such shares of Common Stock, or through such other means that the Company determines are acceptable, and delivery to the Company at its principal place of business of a written notice of exercise, at least five (5) days prior to the date of exercise. The written notice must:

                  (a) State the election to exercise the Option, the number of whole Shares with respect to which the Option is being exercised (which may not be less than ten thousand (10,000) Shares, unless the number being exercised is the balance of the number of Shares that may be exercised under the Option), the method of exercise elected by the Optionee, and the name, address, and social security number of the person in whose name the stock certificate for such Shares is to be registered;

                  (b) be signed by the person entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option; and


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                  (c) be delivered by hand or by registered or certified mail, postage pre-paid, return receipt requested, to the Company's principal place of or to such other location as may be specified in writing by the Company from time to time.

         Within ten (10) days after the Company receives such notice in a form satisfactory to the Company and the acceptance of payment, the Company shall deliver to the Optionee a certificate representing the Shares purchased hereunder.

         6. Other Restrictions. The Optionee shall not be entitled to the privileges of stock ownership of any Shares subject to the Option until payment therefor has been made in full as provided in the Option. An Option may be exercised and certificates for Shares may be delivered hereunder only in compliance with all applicable federal and state laws and regulations. Any Share certificate issued to evidence Shares for which the Option is exercised may bear legends and statements the Company deems advisable to assure compliance with federal and state laws and regulations and this Option Agreement.

         7. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

         8. Applicable Law. This Option Agreement shall be construed under and the relationship between the parties determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in the State of North Carolina, without reference to the laws of any other state through any principles concerning choice or conflict of laws.

         9. Construction. The unenforceability or invalidity of any provision of this Option Agreement shall not affect the enforceability or validity of any other provision. The parties may sign separate copies of this Option Agreement which, taken together, will be deemed to constitute a valid agreement. This Option Agreement may be signed in counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement. This Option Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement effective as of the day and year first above written.

                                           COX TECHNOLOGIES, INC.


                                           By:  /s/ James L. Cox
                                                ---------------------------
                                                 James L. Cox
                                                Chief Executive Officer


                                           OPTIONEE:
                                           /s/ Kurt C. Reid
                                           --------------------------------
                                           Kurt C. Reid